Exhibit 10.2

REGENCY CENTERS CORPORATION

OMNIBUS INCENTIVE PLAN

EMPLOYEE PERFORMANCE STOCK RIGHTS AWARD AGREEMENT

NAME AND ADDRESS:

Dear MERGEFIELD Greeting TBD:

You have been granted a stock rights award (this “Award”) representing the right to receive shares of common stock of Regency Centers Corporation (the “Company”) pursuant to the Regency Centers Corporation Omnibus Incentive Plan (the “Plan”) on the terms and conditions indicated below and in the Plan. This Award constitutes a Performance Restricted Stock Unit Award under the Plan and is subject to the terms and conditions of the Plan. Certain capitalized terms are defined in Appendix A attached to this Award. Capitalized terms that are not otherwise defined in this Award (including Appendix A) shall have the same meanings as provided in the Plan.

Grant Date:	_____________, 202__
Performance Period:	The Performance Period is described in Appendix B.
Target Share Units:

You are hereby granted the right to receive a number of Shares equal to TBD (the “Target PSUs”) multiplied by a percentage based on the level of achievement of the performance goal(s) as described below under “Vesting of PSUs.”

Vesting of PSUs:

The PSUs shall vest based on the achievement of one or more performance goals as measured for the Performance Period, as provided on Appendix B attached hereto. The number of PSUs that vest (the “Vested PSUs”) shall equal the Target PSUs multiplied by the percentage corresponding to the level of achievement of the performance goal(s), as set forth on Appendix B.

For purposes of this Agreement, the vesting date shall be the date the Company determines the level of achievement of the performance goal(s), or if the vesting of PSUs is conditioned on you executing (and not revoking) a general release, the date such release becomes effective.

Notwithstanding the foregoing, if the application of the vesting schedule would cause the Vested PSUs to include a fractional share, then the number of Vested PSUs shall be rounded to the nearest whole share.

Dividend Equivalent Rights:

During the period between the Grant Date and the date the shares underlying the Vested PSUs are distributed, dividends that would have been paid with respect to the shares underlying the Target PSUs had the shares been issued and outstanding (“Stock Rights DEs”) will be held by the Company, or a depository appointed by the Committee, for your account. Such Stock Rights DE amounts shall be deemed invested in Shares on each December 31 prior to the date of vesting, with such shares being valued for these purposes at the closing sale price of a Share on such date on the principal exchange on which the Shares are then traded (or, if such December 31 is not a trading day, on the last preceding trading day), or if the Shares not so traded, at the fair market value as determined by the Committee in its discretion, which shall, until the shares underlying the Target PSUs to which the dividends relate are distributed, be treated as Target PSUs for purposes of the preceding sentence. Subject to paragraph (b) under “Issuance of Shares” below, all Stock Rights DEs so held shall initially be subject to forfeiture, but shall vest and shall be distributed at the same times, and in the same proportion, as the Target PSUs to which they relate become vested and are distributed.

Termination of Employment:

(a) Except as otherwise provided in this Award or by the Committee, if you terminate employment prior to the end of the Performance Period, your right to receive any PSUs shall be forfeited on such date. If you terminate employment for any reason other than for Cause after the last day of the Performance Period, you retain your right to receive the Vested PSUs, if any. If you are terminated from employment by the Company for Cause at any time, you forfeit your right to receive any PSUs as of the date of such termination.

(b) If, prior to the end of the Performance Period, your employment is terminated by the Company without Cause or by you for Good Reason, then the number of PSUs that will vest will be determined as if the Performance Period ends on your termination date and based on the achievement of the performance goal(s) in Appendix B as of such date, but then pro-rated by multiplying that result by a fraction, the numerator of which is the number of days of your employment since the first day of the Performance Period to the date of termination, and the denominator of which is the total number of days in the original Performance Period; provided that if such termination occurs during the Change of Control Period, then the number of Vested PSUs shall not be pro-rated and shall, at a minimum, equal the number of Target PSUs; and provided further that, as a condition of the vesting of the PSUs, you must execute, deliver to the Company, and not revoke (to the extent you are permitted to do so as set forth in the general release), a general release of claims within sixty (60) days of your termination of employment.

(c) If, prior to the end of the Performance Period, your employment terminates by reason of death, Disability or Qualifying Retirement at a time when your employment could not have been terminated for Cause, then you (or your estate in the event of your death) will have the right to receive the Vested PSUs, if any, upon completion of the Performance Period as if no termination had occurred.

Issuance of Shares:

(a) Subject to paragraph (b) below, as soon as practicable (but in no event more than ten (10) days) after any PSUs and related Stock Rights DEs vest, the Company shall issue to you in the form of whole Shares (in certificated form or by an appropriate book entry, in the discretion of the Company), a number of shares equal to the number of Vested PSUs, plus the number of shares with respect to which the Stock Rights DEs were deemed invested as described above under the heading “Dividend Equivalent Rights.” Any fractional Vested PSUs or Stock Rights DEs shall be settled in cash.

(b) Notwithstanding the foregoing, if you are eligible to participate in and have made an effective election under the Amended and Restated Regency Centers Deferred Compensation Plan, or any successor plan thereto (the “Deferred Compensation Plan”) to defer receipt of any of the PSUs and Stock Rights DEs (including any fractional PSUs or Stock Rights DEs) that otherwise would be issued or paid to you pursuant to the terms hereof, then the issuance of such PSUs and related Stock Rights DEs (and the cash payment of any fractional PSUs or Stock Rights DEs) to you shall be deferred until the date so elected by you. If such a deferral is made, your rights to any amounts that are deferred shall be governed exclusively by the terms and conditions of the Deferred Compensation Plan and any agreements entered into thereunder.

Withholding:

All awards and payments under this Award are subject to withholding of all applicable taxes. You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. If the Committee consents, and subject to any requirements imposed by the Committee, at your election, tax withholding requirements may be satisfied through the surrender of Shares you already own or to which you are otherwise entitled hereunder.

No Rights as a Stockholder:

Nothing in this Award shall be construed to give you any rights as a stockholder of the Company prior to the issuance of the stock certificates (or equivalent book entry transfer) with respect to the Vested PSUs. You have no rights to vote or receive dividends on unvested PSUs; provided, however, that you shall be entitled to receive the Stock Rights DEs provided hereunder. The shares underlying unvested PSUs will not be issued to you and will not be deemed to be outstanding.

Transferability:

You may not sell, transfer or otherwise alienate or hypothecate this Award other than by will or the laws of descent and distribution. Any attempted sale, transfer or other alienation or hypothecation of this Award other than as permitted in this Award will be null and void. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company or Affiliate policies, the Plan or an agreement between the Company and its underwriters prohibit a sale. The Company also may require you to enter into a shareholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award.

Forfeiture Provisions:	If you violate any confidentiality or non-competition provisions to which you are subject, this Award and any rights to receive PSUs hereunder shall be forfeited.
Administration:

The Committee shall have the authority to administer and interpret this Award, and the Committee shall have all the powers with respect to this Award as it has with respect to the Plan. Any interpretation of this Award by the Committee and any decision made by it with respect to the Award is final and binding on all persons.

Lockup:

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Change of Control – Excise Tax:

Notwithstanding anything herein to the contrary, in the event that the Company’s legal counsel or accountants determine that any payment, benefit or transfer by the Company to you, or for your benefit, under this Award or any other award, plan, agreement, or arrangement (in the aggregate, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this provision, then, notwithstanding any other provision of this Award or the Plan to the contrary, the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total Payments that you are entitled to receive shall be One Dollar ($1.00) less than the maximum amount that you may receive without being subject to the Excise Tax, whichever of (i) or (ii) results in you receiving the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that (ii) results in a greater after-tax benefit, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments). You shall be entitled to receive a copy of the Company’s legal counsel or accountant’s calculations performed for purposes of this paragraph upon request from the Company.

Miscellaneous:

In the event that any provision of this Award shall be invalid, illegal or unenforceable, the remainder shall not be affected thereby. This Award shall be binding upon and inure to your benefit and the benefit of your heirs and personal representatives and the Company and its successors and legal representatives. This Award may not be terminated, amended, or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives or as otherwise permitted by the Plan.

BY SIGNING BELOW AND AGREEING TO THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND THE PLAN.

____________________________ ___________________________________

J. Christian Leavitt name tbd

Authorized Officer Employee

Appendix A

The following terms, when capitalized, shall have the meanings given in any employment or severance agreement in effect between you and the Company or an Affiliate at the time of your termination or, in any other case, shall mean the following:

“Cause” means your termination of employment from the Company and its Affiliates by action of the Board or its delegate for one or more of the following reasons:

i.
You are convicted of, or plead nolo contendere to, a felony under any state, federal or local law;
ii.
You engage in in willful or gross misconduct or willful or gross negligence in performing your duties, or fraud, misappropriation or embezzlement, in each case that is materially and demonstrably injurious to the Company; and
iii.
You materially breach the terms of any employment, severance, or similar agreement or (B) the policies and procedures of the Company and its Affiliates, and you fail to cure the breach to the reasonable satisfaction of such entity, if capable of cure, within thirty (30) days after written notice by such entity of the breach;
iv.
You engage in conduct that, if known outside the Company and its Affiliates, could reasonably be expected to cause harm to the reputation of the Company and or its Affiliates, and you fail to cure the breach to the reasonable satisfaction of such entity, if capable of cure, within thirty (30) days after written notice by such entity of the breach;
v.
You engage in sexual misconduct, discrimination, harassment, retaliation, assault, or other improper or violent act toward any employee or third party, or other similar act or omission, in each case that in the view of the Company could result in reputational or financial harm to the Company or its Affiliates, or constitutes a violation of law, or a material breach of any policy, procedure, rule, regulation, or directive of the Company or its Affiliates; or
vi.
You fail to meet the reasonable expectations of management regarding performance of your duties, and you fail to cure the breach to the reasonable satisfaction of the Company, if capable of cure, within thirty (30) days after written notice by such entity of the breach.

Notwithstanding the foregoing, during the Change of Control Period, Cause shall be limited to the events described in subsection (i) and (ii) above.

For purposes of this definition, your actions or failure to act shall not be considered “willful” unless it is done, or omitted to be done, in bad faith or without reasonable belief that your action or omission was in the best interests of the Company and its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or, if applicable, upon the instructions of the Chief Executive Officer of the Company or another senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company and its Affiliates.

If the act or omission could be considered “Cause” under more than one provision above, then the Company shall have the discretion to determine which provision(s) applies in such circumstance.

If matters constituting Cause within the meaning of subsection (i), (ii) or (v) become known to the Company subsequent to your termination, then the Board may, by delivery of written notice to you, treat such termination as being for Cause, cease and terminate any benefits hereunder then remaining, and seek reimbursement of all payments made and benefits provided, with interest, hereunder in connection with such termination by any available legal means; provided that if such matters become known during the Change of Control Period, then the procedures described in the following paragraph must be followed prior to the Board’s issuance of the notice.

During the Change of Control Period, your termination of employment shall not be deemed to be for Cause unless and until the Company delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding you if you are a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the you and you are given an opportunity, together with your counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subsection (i) or (ii) above, and specifying the particulars thereof in detail. The Company may put you on paid administrative leave beginning on the date the Company notifies you of the Board meeting through the date of the Board’s final decision on the matter, and doing so shall not be considered Good Reason nor a termination without Cause.

“Change of Control” means the first to occur of any of the following:

i.
an acquisition by Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding Shares (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (iii) of this Section 1(e);
vii.
a change in the composition of the Board such that the individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, any individual who becomes a member of the Board subsequent to the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board;
viii.
the consummation of a reorganization, merger, statutory share exchange, consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination: (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
ix.
the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding any other provision of this Award, with respect to any portion of the Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Change of Control shall not constitute a payment or settlement event, or an event that otherwise changes the timing of payment or settlement of such payments or benefits, unless the Change of Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto. For the avoidance of doubt, this paragraph shall have no bearing on the your entitlement to receive any such payments or benefits under this Award that are otherwise payable but for Section 409A of the Code.

“Change of Control Period” means the period commencing on the date of the Change of Control and ending on the second anniversary thereof.

“Disability” has the meaning given in the Company’s (or an Affiliate’s) long-term disability plan or policy (regardless of whether the you are covered thereby) or, if no such plan or policy is in place, then “Disability” means the Company’s determination that you have been unable to substantially perform your duties, due to a medically-determinable physical or mental incapacity, for one-hundred eighty (180) consecutive days.

“Good Reason” means the occurrence of one of the following without your prior written consent, provided that the procedures described herein are followed:

i.
the assignment to you of duties materially inconsistent with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities or a material diminution in the budget over which you retain authority;
x.
during the Change in Control Period, a material diminution in the authorities, duties or responsibilities of the person to whom you are required to report, including a requirement that you report to an officer or employee instead of reporting directly to the Board (or the Board of Directors of the ultimate parent entity of the successor in the Change of Control);

xi.
a material diminution of your total annual compensation opportunity (including base compensation, annual bonus opportunity, and grant date fair value of annual equity award grants), other than a general reduction in base salary that occurs other than during the Change in Control Period and that affects all senior executives in substantially the same proportions;
xii.
the Company’s requiring you (A) to be based at any office or location other than that currently in effect for you which results in a material increase in your commute to and from your primary residence (for this purpose an increase in your commute by 25 miles or more shall be deemed material); or (B) during the Change of Control Period, to be based at a location other than the principal executive offices of the Company if the you were employed at such location immediately preceding the Change of Control; or
xiii.
any other action or inaction that constitutes a material breach by the Company of any severance or employment agreement.

Your mental or physical incapacity following the occurrence of an event described above in subsections (i) through (v) hereof shall not affect your ability to terminate employment for Good Reason and your death following delivery of a notice of termination for Good Reason shall not affect the your estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

To invoke a termination for Good Reason, whether before or after a Change of Control, you must provide a Termination Notice to the Company within 90 days following the your knowledge of the initial existence of one or more of the conditions described in subsections (i) through (vi) giving rise to Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. If the Company does not cure the condition within the Cure Period, then your termination will occur on the day immediately following the end of the Cure Period. If the Company cures the condition within such thirty (30) day Cure Period, then the you will be deemed to have withdrawn the notice of termination effective as of the date the cure is affected.

“Qualifying Retirement” means your voluntary termination of employment after (i) attaining age 65, or (ii) attaining age 60 with 10 years of service, provided in either case that you have previously delivered written notice of retirement to the Company at least one year before your date of retirement. By way of illustration, and without limiting the foregoing, if (i) you are eligible to retire at age 62, (ii) you give one year notice at age 61 that you intend to retire at age 62, and (iii) you later terminate employment at age 61 prior to the end of the one-year notice period, then your retirement at age 61 would not constitute a Qualifying Retirement, and you would forfeit any and all PSUs. However, if (i) you are eligible to retire at age 65, (ii) you give one year notice at age 64 that you intend to retire at age 65, and (iii) you terminate employment upon reaching age 65, then your retirement at age 65 would constitute a Qualifying Retirement.

Appendix B

[Reserved for Performance Period, performance criteria, vesting schedule, definitions relating to performance]